As filed with the Securities and Exchange Commission on December 9, 2010
     Registration No. 033-86082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bancinsurance Corporation
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-0790882 (I.R.S. Employer Identification No.)

250 East Broad Street, Columbus, Ohio (Address of Principal Executive Offices)	43215 (Zip Code)
Bancinsurance Corporation 1994 Stock Option Plan
(Full title of the plan)
Bancinsurance Corporation
52 East Broad Street
Columbus, Ohio 43215
Attn: Matthew C. Nolan
Tel. No.: (614) 220-5200
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Adam K. Brandt, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

SIGNATURES

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the following Registration Statement (the “Registration Statement”) of Bancinsurance Corporation (“Bancinsurance”):
Registration Statement filed with the Securities and Exchange Commission on November 8, 1994 on Form S-8 (Registration No. 033-86082) pertaining to the registration of 500,000 common shares, without par value, of Bancinsurance (the “Common Shares”), issuable under the Bancinsurance Corporation 1994 Stock Option Plan.
     Fenist, LLC, an Ohio limited liability company (“Acquiror”), Fenist Acquisition Sub, Inc., an Ohio corporation (“Acquisition Sub”), and Bancinsurance entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2010, which contemplated, among other things, the merger of Acquisition Sub with and into Bancinsurance (the “Merger”), with Bancinsurance continuing as the surviving corporation and becoming a wholly owned subsidiary of Acquiror. The Merger was consummated on December 9, 2010.
     As a result of the consummation of the transactions contemplated by the Merger Agreement, Bancinsurance has terminated all offerings of its Common Shares pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Bancinsurance is filing this Post-Effective Amendment to the Registration Statement to deregister all of the Common Shares registered under the Registration Statement that remained unissued as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 9, 2010.

BANCINSURANCE CORPORATION
By:	/s/ Matthew C. Nolan
Matthew C. Nolan
Vice President, Chief Financial Officer, Treasurer and Secretary

          No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.